Exhibit 99.2

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM, DATED APRIL 20, 2021

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 3, 2021, Jazz Pharmaceuticals Public Limited Company, (“Jazz” or the “Company”) entered into a Transaction Agreement (the “Transaction Agreement”) with GW Pharmaceuticals plc (“GW”) and Jazz Pharmaceuticals UK Holdings Limited (“Bidco”). The Transaction Agreement provides, among other things, that subject to the satisfaction or waiver of the conditions set forth therein, Bidco (and/or, at Bidco’s election, Jazz and/or the DR Nominee (as defined in the Transaction Agreement)) will acquire the entire issued and to be issued share capital of GW pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Scheme of Arrangement”, and such acquisition, the “Acquisition” and the date on which the Scheme of Arrangement becomes effective, the “Acquisition Date”).

On February 3, 2021, in connection with the execution of the Transaction Agreement, Jazz entered into (1) a commitment letter with certain financial institutions pursuant to which the commitment parties have committed to provide Jazz with new senior secured credit facilities (the “New Senior Secured Credit Facilities”) to finance the Acquisition and the refinancing of certain of Jazz’s indebtedness (including the existing term loan facility (the “Existing Term Loan Facility”) and the revolving loan facility (the “Existing Revolving Loan Facility”), collectively the “Existing Senior Secured Credit Facilities”) and (2) an engagement letter pursuant to which Jazz engaged certain financial institutions to act as joint bookrunning managers and joint lead underwriters, joint lead placement agents or joint lead initial purchasers in connection with the offering of the senior secured notes (the “Notes”). On February 19, 2021, the commitment letter and engagement letter were amended to add additional financial institutions. As used herein, the consummation of the private offering of the Notes, the initial incurrence of indebtedness under the New Senior Secured Credit Facilities, the consummation of the Acquisition and the refinancing of the Existing Senior Secured Credit Facilities are referred to as the “Transactions.”

The following preliminary unaudited pro forma condensed combined financial information and related notes (the “Pro Forma Financial Information”) are based on the historical consolidated financial statements of Jazz and GW. The Pro Forma Financial Information has been prepared to illustrate the effects of the Acquisition, including the financing structure established to fund the Acquisition, as if it had occurred on January 1, 2020 in respect of the pro forma condensed combined statement of operations (referred to in this section of this offering memorandum as the Pro Forma Statement of Operations), and as if it had occurred on December 31, 2020 in respect of the unaudited pro forma condensed combined balance sheet (referred to in this section of this offering memorandum as the Pro Forma Balance Sheet). The Pro Forma Financial Information has been developed from and should be read in conjunction with Jazz’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020, and GW’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020.

The pro forma adjustments related to the Acquisition and related financing include:

•

a cash payment of $6.3 billion to GW stockholders in respect of American Depositary Shares issued by the depositary in respect of GW (“GW ADS”) and a cash payment of $271.1 million to settle GW share options that will be exercisable on closing of the Acquisition, based on GW ADSs and GW share options outstanding as of March 31, 2021;

•

the issuance of approximately 3.8 million Jazz shares (determined based on the Exchange Ratio (as defined below) as of April 1, 2021), valued at $630.8 million, to GW stockholders in respect of GW ADSs and the issuance of Jazz share options in exchange for GW share options attributable to pre-combination service valued at $3.3 million;

•	the borrowings comprised of the New Senior Secured Credit Facilities and the Notes;

•	the payment of $584.3 million to repay the Existing Term Loan Facility of Jazz; and

•	the impact of preliminary fair value adjustments to the underlying assets and liabilities of GW.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance Financial Accounting Standards Board Accounting Codification Topic 805, Business Combinations (“ASC 805”). Jazz will be treated as the acquiring entity for accounting purposes, and accordingly, the GW assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The actual fair values will be determined following the closing of the Acquisition and will vary from these preliminary estimates.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Jazz believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the Pro Forma Financial Information. The Pro Forma Financial Information is presented for informational purposes only, it does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined entity would have been had the Acquisition occurred on the dates indicated, nor is it necessarily indicative of the combined financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Acquisition. The Pro Forma Financial Information is based on Jazz’s accounting policies. Further review may identify differences between the accounting policies of Jazz and GW that, when conformed, could have a material impact on the financial statements of the combined company.

The Pro Forma Financial Information does not reflect any adjustment for liabilities or related costs of any integration and similar activities, or benefits, including potential synergies that may be derived in future periods, from the Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

	Historical	Historical	Transaction accounting adjustments							Total Pro Forma
(in thousands)	Jazz	GW	PPA (4)			Financing (5)		Other (6)		combined
				Notes			Notes		Notes
ASSETS
Current assets:
Cash and cash equivalents	$1,057,769	$486,752	$(5,504,495)	4	(i)	$4,595,304	5(i), 5(ii), 5(iii)	$(194,856)	6(i), 6(ii), 6(iv)	$440,474
Investments	1,075,000	—	(1,075,000)	4	(i)					—
Accounts receivable, net	396,490	71,168								467,658
Inventories	95,396	129,138	875,429	4	(vi)					1,099,963
Prepaid expenses	62,422	42,472								104,894
Other current assets	152,491	—								152,491

Total current assets	2,839,568	729,530	(5,704,066)			4,595,304		(194,856)		2,265,480
Property, plant and equipment, net	127,935	143,767								271,702
Operating lease assets	129,169	25,118								154,287
Intangible assets, net	2,195,051	5,565	5,784,435	4	(v)					7,985,051
Goodwill	958,303	6,959	915,340	4	(iv)			93,030	6(ii)	1,973,632
Deferred tax assets, net	254,916	20,777	14,953	4	(vii)					290,646
Deferred financing costs	5,238	—				5,685	5(i), 5(iv)			10,923
Other non-current assets	25,721	7,795								33,516

Total assets	$6,535,901	$939,511	$1,010,662			$4,600,989		$(101,826)		$12,985,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,945	$21,870	$—			$—		$—		$48,815
Accrued liabilities	352,732	127,849								480,581
Current portion of long-term debt	246,322	—				(13,512)	5(ii)			232,810
Income taxes payable	25,200	877						(3,413)	6(ii)	22,664
Deferred revenue	2,546	—								2,546
Other current liabilities	—	9,210								9,210

Total current liabilities	653,745	159,806				(13,512)		(3,413)		796,626
Deferred revenue, non-current	2,315	—								2,315
Long-term debt, less current portion	1,848,516	—				4,622,304	5(iii)			6,470,820
Finance lease liabilities	—	5,454								5,454
Operating lease liabilities, less current portion	140,035	22,127								162,162
Deferred tax liabilities, net	130,397	—	1,117,579	4	(vii)			(570)	6(ii)	1,247,406
Other non-current liabilities	101,148	11,034								112,182

Total liabilities	2,876,156	198,421	1,117,579			4,608,792		(3,983)		8,796,965
Stockholders’ equity (deficit):
Ordinary shares	6	577	(577)							6
Non-voting euro deferred shares	55	—								55
Capital redemption reserve	472	—								472
Additional paid-in capital	2,633,670	1,690,151	(1,125,362)	4	(ii), (iii)			69,384	6(iv)	3,267,843
Accumulated other comprehensive loss	(134,352)	(53,551)	53,551							(134,352)
Retained earnings	1,159,894	(896,087)	965,471			(7,803)	5(iv)	(167,227)	6(ii), 6(iii), 6(iv)	1,054,248

Total stockholders’ equity (deficit)	3,659,745	741,090	(106,917)			(7,803)		(97,843)		4,188,272

Total liabilities and shareholders’ equity (deficit)	$6,535,901	$939,511	$1,010,662			$4,600,989		$(101,826)		$12,985,237

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2020

(in thousands)	Historical Jazz	Historical GW	Reclassifications (3)	Adjusted Historical GW	Transaction accounting adjustments												Total Pro Forma combined
					PPA (4)				Financing (5)				Other (6)
							Notes				Notes				Notes
Revenues:
Product sales, net	$2,346,660	$526,830		$526,830	$				$				$				$2,873,490
Royalties and contract revenues	16,907	—		—													16,907

Other revenue	—	375		375													375

Total revenues	2,363,567	527,205		527,205													2,890,772
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	148,917	37,531		37,531		304,858	4	(vi)						5,562	6	(iv)	496,868
Selling, general and administrative	854,233	336,043	(1,177)	334,866										316,217	6 6 6	(ii), (iii), (iv)	1,505,316
Research and development	335,375	205,396		205,396										33,715	6 6	(iii), (iv)	574,486
Intangible asset amortization	259,580	—	1,177	1,177		472,406	4	(v)									733,163
Impairment charges	136,139	—		—													136,139

Acquired in-process research and development	251,250	—		—													251,250

Total operating expenses	1,985,494	578,970		578,970		777,264								355,494			3,697,222
Income from operations	378,073	(51,765)		(51,765)		(777,264)								(355,494)			(806,450)
Interest income	—	1,814	(1,814)	—
Interest income (expense), net	(99,707)	(1,121)	1,814	693						(245,491)	5	(v)					(344,505)

Foreign exchange loss	(3,271)	(3,974)		(3,974)													(7,245)

Income (loss) before income tax provision (benefit) and equity in loss of investees	275,095	(55,046)		(55,046)		(777,264)				(245,491)				(355,494)			(1,158,200)
Income tax provision (benefit)	33,517	3,082		3,082		(147,680)	4 4	(v), (vi)		(53,231)	5	(vi)		(38,373)	6 6 6	(ii), (iii), (iv)	(202,685)
Equity in loss of investees	2,962	—		—													2,962

Net income (loss)	$238,616	$(58,128)		$(58,128)		$(629,584)				$(192,260)				$(317,121)			$(958,477)

(in thousands)	Historical Jazz	Historical GW	Reclassifications (3)	Adjusted Historical GW	Transaction accounting adjustments			Total Pro Forma combined
					PPA (4)	Financing (5)	Other (6)
					Notes	Notes	Notes
Net income (loss) per ordinary share:
Basic	$4.28							$(16.12)

Diluted	$4.22							$(16.12)

Weighted-average ordinary shares used in per share calculations – basic (Note 7)	55,712							59,471

Weighted-average ordinary shares used in per share calculations - diluted (Note 7)	56,517							59,471

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Acquisition

As further described in the section “The Acquisition,” on February 3, 2021, Jazz entered into a Transaction Agreement with GW and Bidco that provides for the acquisition of the entire issued and to be issued share capital of GW by Bidco (and/or, at Bidco’s election, Jazz and/or the DR Nominee (as defined in the Transaction Agreement)).

Under the Transaction Agreement, at the effective time of the Scheme of Arrangement (the “Effective Time”), all Scheme Shares (as defined in the Scheme of Arrangement) will be transferred to Bidco (and/or, at Bidco’s election, Jazz and/or the DR Nominee), and the Share Scheme holders will have the right to receive, for each such share, (a) $16.662/3 in cash and (b) an amount of Jazz ordinary shares, par value $0.0001 per share (“Jazz Ordinary Shares”) equal to the Exchange Ratio (as defined below). Holders of GW ADSs will be entitled to receive 12 times the foregoing cash and share amounts, or (1) $200 in cash and (2) an amount of Jazz Ordinary Shares equal to 12 times the Share Deliverable (as defined in the Transaction Agreement), with the actual number of Jazz ordinary shares being determined based on the Exchange Ratio.

“Exchange Ratio” means:

•

if the Jazz Share Price (as defined below) is an amount greater than $139.72 but less than $170.76, the Exchange Ratio will be an amount equal to the quotient obtained by dividing (x) $1.662/3 by (y) the Jazz Share Price, rounded to the nearest millionth of a share (corresponding to a per ADS Share Deliverable equal to an amount of Jazz Ordinary Shares equal to the quotient obtained by dividing (x) $20.00 by (y) the Jazz Share Price);

•	if the Jazz Share Price is an amount equal to or less than $139.72, the Exchange Ratio will be 0.011929 (corresponding to a per ADS Share Deliverable of 0.143148); or

•	if the Jazz Share Price is an amount equal to or greater than $170.76, the Exchange Ratio will be 0.009760 (corresponding to a per ADS Share Deliverable of 0.117120).

“Jazz Share Price” means the volume-weighted average sales price of a Jazz Ordinary Share on The Nasdaq Global Select Market for the consecutive period of 15 trading days beginning at 9:30 a.m., New York time, on the 18th trading day immediately preceding the Acquisition Date and ending at 4:00 p.m., New York time, on the fourth trading day immediately preceding the Acquisition Date.

Each outstanding option to purchase GW ordinary shares or GW ADSs (each, a “Share Option”) granted before the date of the Transaction Agreement (each, a “Pre-2021 Share Option”) and each Share Option granted following the date of the Transaction Agreement to GW’s non-employee directors that is outstanding immediately prior to the Effective Time, to the extent unvested, will be deemed to be fully vested and each such Share Option will be exercised automatically at the Effective Time and the holder will be entitled to receive, in full satisfaction of their rights in respect of such Share Option, an amount in cash, without interest, equal to the product of (x) the number of GW ADSs underlying such Share Option (or if such Share Option is in respect of GW ordinary shares, the number of GW ordinary shares divided by 12 (rounded up to the nearest whole number)) and (y) the excess (if any) of the Value of the scheme deliverables over the per share exercise price of each Share Option (or, if the share exercise price is in respect of GW ordinary shares, the share exercise price multiplied by 12). For this purpose, the “Value” means the sum of (i) the product of (A) the per ADS Share Deliverable multiplied by (B) the opening price on Nasdaq of a Jazz ordinary share on the closing date of the Acquisition and (ii) the per ADS cash consideration.

Each Share Option granted to GW’s employees following the date of the Transaction Agreement (each, a “2021 Share Option”) outstanding immediately prior to the Effective Time, whether vested or unvested, will become vested as to one-third of the 2021 Share Option at the Effective Time and will be treated in accordance with the previous paragraph. The remaining two-thirds of such 2021 Share Option will cease to represent a right to acquire the GW ADSs and will be converted automatically into an option to acquire Jazz ordinary shares (a “Jazz Option”), half of which will vest on the first anniversary of the original grant date and half of which will vest on the second anniversary of the original grant date, subject to accelerated vesting in connection with qualifying terminations of employment. The number of Jazz ordinary shares subject to each such Jazz Option will be equal to the product of (x) the number of GW ADSs underlying such two-thirds of 2021 Share Option immediately prior to the Effective Time multiplied by (y) the GW option exchange ratio, and rounding such product down to the nearest whole share. The per share exercise price for each such Jazz Option will be determined by dividing: (A) the per share exercise price for the GW ADSs underlying such 2021 Share Option immediately prior to the Effective Time; by (B) the GW option exchange ratio (and rounding such quotient up to the nearest whole cent). Any outstanding 2021 Share Option that is, as of immediately prior to the Effective Time, subject to performance-based vesting, will be deemed to have fully satisfied all applicable performance goals such that the corresponding Jazz Option will only continue to vest over the remaining service-vesting schedule. For the purposes of the foregoing, the “GW option exchange ratio” is equal to the sum of (A) the per ADS Share Deliverable plus (B) the per ADS cash consideration divided by the Jazz average share price.

Together with the issuance of the Notes, concurrently with the closing of the Acquisition, it is expected that the Issuer, Jazz and certain other subsidiaries of Jazz will enter into the New Senior Secured Credit Facilities, consisting of a $500 million revolving credit facility (the “New Revolving Credit Facility”) and a term loan B facility (the “New Term Loan Facility”).

Note 2. Basis of presentation

The Pro Forma Financial Information set forth herein is based upon Jazz’s consolidated financial statements and GW’s consolidated financial statements which are incorporated by reference in this offering memorandum. The Pro Forma Financial Information has been prepared to illustrate the effects of the transaction, including the financing structure established to fund the Acquisition, as if it had occurred on January 1, 2020 in respect of the Pro Forma Statement of Operations, and as if it had occurred on December 31, 2020 in respect of the Pro Forma Balance Sheet.

The Pro Forma Financial Information is presented for informational purposes only, it does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined entity would have been had the Acquisition occurred on the dates indicated, nor is it necessarily indicative of the combined company’s financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Acquisition.

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance Financial Accounting Standards Board Accounting Codification Topic 805, Business Combinations (“ASC 805”). Jazz will be treated as the accounting acquirer, and accordingly, the GW assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The detailed valuation analyses necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from GW in the transaction have not been completed. The actual fair values will be determined upon the completion of the Acquisition and may vary materially from these preliminary estimates.

Jazz’s and GW’s consolidated financial statements were prepared in accordance with U.S. GAAP.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the Pro Forma Financial Information are calculated using an estimated blended statutory rate, which is based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The estimated blended statutory rate and the effective tax rate of the combined company could be significantly different depending on the post-acquisition activities and geographical mix of profit before taxes.

Note 3. Reclassifications

The classification of certain items presented by GW has been modified in order to align with the presentation used by Jazz. Modifications to GW’s historical consolidated statement of operations presentation include:

•	Separate presentation of intangible asset amortization totaling $1.2 million previously included within selling, general and administrative expenses.

•	Presentation of interest income totaling $1.8 million within interest expense, net.

Note 4. Preliminary purchase deliverables and allocation

The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with GAAP. Under this method, the GW assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with GAAP, Jazz measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Since this unaudited pro forma financial information has been prepared based on preliminary estimates of deliverables and fair values attributable to the Acquisition, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented.

The initial allocation of the preliminary estimated deliverables in this unaudited pro forma financial information is based upon the estimated value of the deliverables as of March 31, 2021.

The estimated purchase deliverables is calculated as follows (all amounts in $ millions except ADS amounts)*:

GW ADSs outstanding as of March 31, 2021 (ADSs in millions)	32
Cash consideration per GW ADS	200
Equity deliverables per GW ADS	20

Total cash consideration to GW ADS holders	6,308	(i	)
Cash consideration to GW share option holders	271	(i	)

Total cash consideration	6,579
Equity deliverables	631	(ii	)
Consideration related to share options vesting before December 31, 2020	3	(iii	)

Total equity deliverables	634

Total purchase deliverables	7,214

*	Totals do not foot due to rounding

(i)

The total cash consideration was estimated using the GW ADSs outstanding as of March 31, 2021, and the cash consideration due to holders of $200 per GW ADS plus the cash outflow to GW share option holders that will be paid via payroll. The actual cash consideration will be determined upon the completion of the Acquisition. Jazz intends to utilize proceeds from the maturity of short-term deposits, classified as investments on its balance sheet as of December 31, 2020, to partially fund the total cash consideration.

(ii)

The equity deliverables for each GW ADS was estimated using the GW ADSs outstanding as of March 31, 2021, and the estimated equity deliverables due to holders of $20 per GW ADS. Based on the 15 day volume-weighted average sales price of a Jazz Ordinary Share on The Nasdaq Global Select Market beginning on the 18th trading day prior to April 1, 2021 and the Exchange Ratio, 3.8 million Jazz Ordinary Shares would be issued to satisfy the ADS Share Deliverable. The actual equity deliverables will be determined upon the completion of the Acquisition.

(iii)

A portion of the fair value of the GW share options that will be converted to Jazz share options and vest over a period equal to two years from the original grant date was also included within the total equity deliverables. The portion of the fair value of GW’s equity awards attributable to pre-combination service that will be assumed by Jazz upon completion of the Acquisition amounts to $3.3 million (see note 6(iv)).

The preliminary allocation of purchase deliverables to estimated fair value of acquired assets and liabilities is as follows (all amounts in $ millions):

Estimated fair values of assets acquired and liabilities assumed
Cash and cash equivalents	487
Accounts receivable	71
Inventory	1,005	(vi	)
Prepaid expenses	42
Property, plant and equipment	144
Intangible assets	5,790	(v	)
Goodwill	922	(iv	)
Deferred tax assets/liabilities	(1,082)	(vii	)
Other assets/liabilities	(165)

Total allocation	7,214

Upon completion of the fair value assessment following the Acquisition, Jazz anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one-year measurement period from the Acquisition Date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material.

Except as discussed below, the carrying value of GW’s assets and liabilities are considered to approximate their fair values.

(iv)

The goodwill balance arising from the Acquisition is estimated to be $922.3 million, which represents a net adjustment of $915.3 million. The goodwill has been calculated as the excess of the purchase deliverable of $7.2 billion over the fair value of the net assets acquired of $6.3 billion.

(v)

The fair value of GW’s intangible assets is estimated to be $5,790.0 million, or a net increase of $5,784.4 million compared to a carrying value of $5.6 million. The primary intangible assets include acquired developed technologies and IPR&D, for which the fair value estimates of identifiable intangible assets have been determined using the income approach. The assumptions used by Jazz to arrive at the estimated fair value of the identifiable intangible assets have been derived primarily from public information and information provided by Jazz and GW. However, a detailed analysis has not been completed and actual results may differ materially from these estimates.

The fair value and weighted average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value	Weighted- average estimated useful life	Annual amortization
	(in $ millions)	(in years)	(in $ millions)
Acquired developed technologies	5,630	12	474
IPR&D	160	Not amortized	—

Total acquired identifiable intangible assets	5,790		474

Less: GW’s historical net book value of intangible assets	(6)

Adjustment to intangible assets, net	5,784

Based on the estimated respective fair values of identified intangible assets and the weighted average estimated useful lives, an adjustment to amortization expense of $472.4 million has been included in the Pro Forma Statement of Operations, being the annual amortization charge above less $1.2 million amortization of intangible assets purchased by GW expensed in the year ended December 31, 2020. The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $89.8 million. This adjustment will recur for the life of the underlying assets.

(vi)

The fair value of GW’s inventory, which includes raw materials, work in progress and finished goods, is estimated to be $1,004.5 million, which represents an uplift of $875.4 million on the book value of $129.1 million. The fair value adjustment relates only to work in progress and finished goods. The inventory was valued at estimated selling price less the estimated costs to be incurred to complete (in the case of work in progress) and sell the inventory, the associated margins on these activities and holding costs. However, the fair valuation was based on certain assumptions and limited information and therefore the final amounts may differ materially from these estimates. The step up in the fair value of inventory is expected to increase cost of goods sold in the twelve-month period post-close by $304.9 million as the inventory is sold. The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $57.9 million. The remaining step up in the fair value of inventory is expected to increase cost of goods sold after the first twelve-month period post-close as the inventory is sold.

(vii)

The deferred and current income tax impact of acquisition accounting adjustments primarily relates to the estimated fair value of the net deferred tax liability of $1,081.8 million, which represents an adjustment of $1,102.6 million. This adjustment comprises $1,099.0 million in relation to the fair value uplift on intangible assets and $166.3 million in relation to the fair value uplift on inventory, offset by acquired net operating losses and temporary differences. The estimated net deferred tax liability is based on assumptions and limited information and therefore the final amounts may differ materially from these estimates.

Note 5. Financing

We expect to use the net proceeds from the Notes and Acquisition Date borrowings under the New Senior Secured Credit Facilities, together with cash on hand, to fund the cash consideration payable in connection with the Acquisition, the refinancing of certain of our indebtedness (including the Existing Senior Secured Credit Facilities) and fees and expenses in connection with the Transactions. Details of the Notes offering and borrowings under the New Senior Secured Credit Facilities are as follows:

(1)	the Notes with an initial aggregate principal amount of $2.7 billion which will mature in 2029;

(2)	a $2.65 billion New Term Loan Facility which is expected to mature seven years after it is entered into; and

(3)

a $500 million New Revolving Credit Facility which is expected to mature five years after it is entered into. Jazz expects the New Revolving Credit Facility to be undrawn at the closing of the Transactions.

Current and non-current interest bearing loans and borrowings have been adjusted as follows based on the sources of funding described above:

	Financing Adjustments (in thousands)
Proceeds from New Term Loan Facility	2,650,000
Proceeds from the Notes	2,700,000

Total sources of funding	5,350,000
Debt issuance costs	(159,505)	(i	)

Total sources of funding, net of debt issuance costs	5,190,495
Repayment of Existing Term Loan Facility	(584,268)
Elimination of historical Jazz unamortized debt issuance costs	2,565	(iv	)

Net change in debt	4,608,792

Presented as:
Current portion of debt adjustment	(13,512)	(ii	)
Non-current portion of debt adjustment	4,622,304	(iii	)

(i)

In relation to the New Term Loan Facility, the Notes, and the New Revolving Credit Facility, total estimated debt issuance costs amount to $85.3 million, $74.2 million and $11.0 million, respectively. None of these costs were included in the Jazz balance sheet at December 31, 2020. The debt issuance costs associated with the New Term Loan Facility and the Notes will be capitalized and presented net within debt on issuance. The debt issuance costs associated with the New Revolving Credit Facility will be capitalized and presented within deferred financing costs on issuance.

(ii)

The current portion of the debt adjustment is comprised of the proceeds from the New Term Loan Facility that will be due to be repaid within the first 12 months after issuance, offset by the current portion of the Existing Term Loan Facility, which was $33.4 million at December 31, 2020.

(iii)

The non-current portion of the debt adjustment is comprised of the proceeds of the New Term Loan Facility that will be due to be repaid after the first 12 months after issuance and the Notes, net of debt issuance costs, offset by the non-current portion of the Existing Term Loan Facility, which was $548.3 million at December 31, 2020.

(iv)

Jazz’s unamortized debt issuance costs related to the Existing Term Loan Facility at December 31, 2020 were $2.6 million. Jazz also had unamortized deferred financing costs related to the undrawn Existing Revolving Loan Facility of $5.2 million at December 31, 2020 that were eliminated in the Pro Forma Financial Information.

(v)	For the purposes of the Pro Forma Statement of Operations, Jazz has assumed a weighted-average interest rate of 4.56% on amounts outstanding under the Notes and the New Term Loan Facility.

	Year Ended December 31, 2020
	Average principal	Weighted- average interest rate	Interest expense
New Term Loan Facility	2,650,000	4.56%	120,865 *
The Notes	2,700,000	4.56%	123,146 *
Elimination of interest on Existing Term Loan Facility			(12,357)
Elimination of interest on Existing Revolving Loan Facility			(1,581)
Debt issuance cost amortization:
New Term Loan Facility			12,590
The Notes			7,768
New Revolving Credit Facility			2,185
Elimination of deferred financing cost amortization on Existing Term Loan Facility			(1,108)
Elimination of deferred financing cost amortization and commitment fee on Existing Revolving Loan Facility			(6,017)

Total interest expense adjustment			245,491	(v	)

*	Interest expense calculation is subject to rounding

The assumed weighted-average interest rate may differ from the rate in place when actually utilizing the facilities. A hypothetical change in the weighted-average interest rate of 25 basis points would increase or decrease total interest expense for the Pro Forma Statement of Operations by approximately $13.4 million.

In addition to incremental cash interest charges, Jazz has also recorded a pro forma adjustment for debt issuance cost amortization for each facility, which will be deferred and amortized over the duration of the borrowings.

(vi)	The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $53.2 million.

Note 6. Other transaction accounting adjustments

(i)

It has been estimated that total transaction and related costs of $194.9 million will be incurred collectively by Jazz and GW in connection with the transaction, these have been presented in the Pro Forma Statement of Operations within selling, general and administrative expenses. These costs include advisory, legal, valuation and other professional fees, and a six year prepaid “tail policy” for directors’ and officers’ insurance, none of which were incurred in the year ended December 31, 2020. These costs will not have a continuing impact on the results of the combined company.

(ii)

Total estimated transaction and related costs in conjunction with the transaction of $194.9 million are attributable as follows: Jazz $101.3 million and GW $93.6 million, none of which were incurred as of December 31, 2020. Therefore, an adjustment of $97.9 million related to the Jazz costs (net of an estimated tax benefit of $3.4 million) has been presented in the Pro Forma Balance Sheet as a reduction to cash and cash equivalents and income taxes payable with a corresponding reduction to retained earnings to represent the estimated future charge. An adjustment of $93.0 million related to the GW costs (net of an estimated tax benefit of $0.6 million) has been presented in the Pro Forma Balance Sheet as a reduction to cash and cash equivalents and income taxes payable with a corresponding increase to goodwill as these transaction costs will reduce GW’s retained earnings prior to the consummation of the Acquisition.

(iii)

In order to retain and incentivize certain of GW’s executives through the closing of the transaction and during an important integration period thereafter, GW agreed that the executive officers would be eligible to receive incentive bonuses totaling $17.9 million, inclusive of employer payroll taxes. The transition incentive bonuses will be payable in a lump sum within 30 days following the later of December 31, 2021 or six months following the effective time (in each case, subject to the executive’s continued employment with Jazz, GW or their respective subsidiaries as of such time) or, if earlier, within 30 days following the executive’s death, permanent disability or a qualifying termination under the applicable GW severance plan and the executive’s applicable participation agreement, subject to the execution of a release of claims against GW. The Acquisition will constitute a change of control of GW for purposes of the GW severance plans. The estimated aggregate value of the cash severance payments GW’s executive officers would receive in the event of a qualifying termination upon the completion of the Acquisition is $9.7 million, based on compensation and benefit levels in effect as of March 11, 2021. An adjustment of $23.8 million and $3.8 million is reflected in selling, general and administrative and research and development costs, respectively, in the Pro Forma Statement of Operations with a corresponding income tax impact of $0.3 million. These costs will not have a continuing impact on the results of the combined company.

(iv)

Upon closing of the Acquisition, each outstanding Pre-2021 Share Option and each Share Option granted following the date of the transaction agreement to GW’s non-employee directors that is outstanding immediately prior to the effective time, to the extent unvested, will be deemed to be fully vested and each such Share Option will be exercised automatically at the effective time and the holder will be entitled to receive, in full satisfaction of their rights in respect of such Share Option, an amount in cash, without interest, equal to the product of (x) the number of GW ADSs underlying such Share Option (or if such Share Option is in respect of GW ordinary shares, the number of GW ordinary shares divided by 12 (rounded up to the nearest whole number)) and (y) the excess (if any) of the Value of the scheme deliverables over the per share exercise price of each Share Option (or, if the share exercise price is in respect of GW ordinary shares, the share exercise price multiplied by 12).

Each 2021 Share Option outstanding immediately prior to the effective time, whether vested or unvested, will become vested as to one-third of the 2021 Share Option at the effective time and will be treated in accordance with the previous paragraph. The remaining two-thirds of such 2021 Share Option will cease to represent a right to acquire the GW ADSs and will be converted automatically into an option to acquire Jazz ordinary shares (a “Jazz Option”), half of which will vest on the first anniversary of the original grant date and half of which will vest on the second anniversary of the original grant date, subject to accelerated vesting in connection with qualifying terminations of employment. The number of Jazz ordinary shares subject to each such Jazz Option will be equal to the product of (x) the number of GW ADSs underlying such two-thirds of 2021 Share Option immediately prior to the effective time multiplied by (y) the GW option exchange ratio, and rounding such product down to the nearest whole share. The per share exercise price for each such Jazz Option will be determined by dividing: (A) the per share exercise price for the GW ADSs underlying such 2021 Share Option immediately prior to the effective time; by (B) the GW option exchange ratio (and rounding such quotient up to the nearest whole cent). Any outstanding 2021 Share Option that is, as of immediately prior to the effective time, subject to performance-based vesting, will be deemed to have fully satisfied all applicable performance goals such that the corresponding Jazz Option will only continue to vest over the remaining service-vesting schedule.

As the share options that will be exercised automatically on close were subject to a preexisting change in control provision, the amount of the cash settlement totaling $254.6 million, which equals the fair value of the option, has been included as part of the deliverables transferred to GW. The deliverables transferred also includes the related payroll tax liability totaling $16.5 million that will become due and payable upon consummation of the Acquisition as a result of the preexisting change in control provision. The adjustment is reflected as a decrease to cash and cash equivalents and a corresponding increase to goodwill.

For the GW share options converted to Jazz Options, which are equal in fair value to the original GW award as of the Acquisition Date, the portion of the awards that has been included as part of the deliverables transferred totaling $3.3 million has been determined by multiplying the fair value of the award by the requisite service period that elapsed prior to the Acquisition divided by the total service period. The adjustment is reflected as an increase in goodwill and a corresponding increase in additional paid-in-capital. The estimated portion of the Jazz Options attributable to post-combination services will result in additional compensation expense of $35.3 million. An adjustment of $1.5 million, $25.9 million and $7.9 million is reflected in cost of product sales, selling, general and administrative and research and development costs, respectively, for the portion of this additional compensation expense that will be recorded over the first 12 months subsequent to the Acquisition. The related estimated net decrease to income tax expense for the Pro Forma Statement of Operations is $5.8 million. This adjustment will not have a continuing impact on the combined company once the post-combination service period has elapsed.

Additionally, due to the preexisting change in control provision discussed above, GW will record an additional $97.7 million of previously unrecognized compensation cost related to original awards outstanding prior to the consummation of the Acquisition due to the reduction in the requisite service period upon the change in control. An adjustment of $4.0 million, $71.6 million and $22.0 million is reflected in cost of product sales, selling, general and administrative and research and development, respectively, in the Pro Forma Statement of Operations with a corresponding income tax impact of $28.3 million. These costs will not have a continuing impact on the results of the combined company. The net cost has been shown as an increase to additional paid-in-capital and a corresponding decrease to retained earnings in the Pro Forma Balance Sheet.

Note 7. Earnings (Loss) per share

The weighted average number of Jazz ordinary shares used in computing basic loss per share has been calculated using the weighted average number of Jazz ordinary shares issued and outstanding during the period and the number of shares of GW ADS issued and outstanding as at the period end, giving effect to the exchange ratio established in the Transaction Agreement. For the year ended December 31, 2020, the Jazz pro forma basic loss per share was calculated using 59.5 million weighted average shares, which reflects the 55.7 million weighted average of Jazz ordinary shares issued and outstanding for the period and the estimated 3.8 million Jazz ordinary shares to be issued to GW ADS holders based on GW’s estimated ADS outstanding, after giving effect to the exchange ratio, for the year ended December 31, 2020. As Jazz is in a net loss position on a pro forma basis and all potentially dilutive securities of Jazz are anti-dilutive, the diluted loss per share is equal to the basic loss per share.